Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Jay Cooney 717.730.3683 jcooney@harsco.com

FOR IMMEDIATE RELEASE

HARSCO SELLS IKG BUSINESS, COMPLETES FULL
DIVESTITURE OF INDUSTRIAL DIVISION

•	Cash proceeds to fuel innovation and growth amidst ongoing transformation into global, market-leading environmental solutions company

CAMP HILL, PA - Jan. 10, 2020 -- Harsco Corporation (NYSE: HSC) announced today that it has sold its Houston-based IKG business to KPS Capital Partners, LP (“KPS”) for $85 million in cash and notes, subject to post-closing adjustments. Harsco expects to use the net cash proceeds from the transaction to reduce debt to further strengthen its balance sheet to pursue growth, while the $40 million note is expected to be paid over a number of years.

KPS is a global private equity firm with over $11.5 billion under management that makes investments in manufacturing and industrial companies.

With the completion of this transaction, the Company will have sold for a total of approximately $745 million all three businesses that composed its Industrial segment. The Company announced the sale of its Patterson-Kelley and Air-X-Changers businesses last year.

“The sale of our IKG business is yet another noteworthy transaction for our business as we continue to transform into a single-thesis environmental solutions company,” said Harsco Chairman and CEO Nick Grasberger. “As with our other Industrial business transactions, the sale of IKG will further enable Harsco to focus on high growth, less cyclical areas with a strengthened balance sheet and increased financial flexibility. I am confident that under KPS’ ownership, IKG will become part of a firm that has extensive experience owning and operating metals-related businesses, and one that is committed to its growth.”

Ryan Harrison, a Partner of KPS Mid-Cap, said, “We thank Harsco for their constructive approach on this transaction and look forward to working with Chief Executive Officer Chad McClendon, and IKG’s management team and employees to build on this great platform.  Given IKG’s demonstrated strengths, the addition of KPS’ strategic, operational and financial resources will create an ideal foundation for IKG’s future success as an independent company.  We intend to drive the Company’s growth both organically and through strategic acquisitions.”

RBC Capital Markets, LLC is serving as financial advisor to Harsco and Squire Patton Boggs is serving as the Company’s legal advisor.

About Harsco Corporation
Harsco Corporation is a global market leader providing environmental solutions for industrial waste streams and innovative technologies for the rail sector. Based in Camp Hill, PA, the 11,000-employee company operates in more than 30 countries. Harsco’s common stock is a component of the S&P SmallCap 600 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.

Exhibit 99.1

About IKG
With over 100 years of experience, IKG® continues to lead the bar grating industry with high-quality products, unmatched expertise, and innovative solutions. Through consistent, competitive, and dependable customer care, Forging Partnerships™ has become synonymous to IKG.  Headquartered in Houston, Texas, IKG manufacturers high-quality bar grating with several plants throughout the U.S. and Mexico.

FORWARD LOOKING STATEMENTS
The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. In accordance with the “safe harbor” provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, the Company provides the following cautionary remarks regarding important factors that, among others, could cause future results to differ materially from the results contemplated by forward-looking statements, including the expectations and assumptions expressed or implied herein. Forward-looking statements contained herein could include, among other things, statements about management's confidence in and strategies for performance; expectations for new and existing products, technologies and opportunities; and expectations regarding growth, sales, cash flows, and earnings. Forward-looking statements can be identified by the use of such terms as “may,” “could,” “expect,” “anticipate,” “intend,” “believe,” “likely,” “estimate,” “outlook,” “plan” or other comparable terms. Factors that could cause actual results to differ, perhaps materially, from those implied by forward-looking statements include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; (3) changes in the performance of equity and bond markets that could affect, among other things, the valuation of the assets in the Company's pension plans and the accounting for pension assets, liabilities and expenses; (4) changes in governmental laws and regulations, including environmental, occupational health and safety, tax and import tariff standards and amounts; (5) market and competitive changes, including pricing pressures, market demand and acceptance for new products, services and technologies; (6) the Company's inability or failure to protect its intellectual property rights from infringement in one or more of the many countries in which the Company operates; (7) failure to effectively prevent, detect or recover from breaches in the Company's cybersecurity infrastructure; (8) unforeseen business disruptions in one or more of the many countries in which the Company operates due to political instability, civil disobedience, armed hostilities, public health issues or other calamities; (9) disruptions associated with labor disputes and increased operating costs associated with union organization; (10) the seasonal nature of the Company's business; (11) the Company's ability to successfully enter into new contracts and complete new acquisitions or strategic ventures in the time-frame contemplated, or at all; (12) the integration of the Company's strategic acquisitions; (13) potential severe volatility in the capital markets; (14) failure to retain key management and employees; (15) the amount and timing of repurchases of the Company's common stock, if any; (16) the outcome of any disputes with customers, contractors and subcontractors; (17) the financial condition of the Company's customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; (18) implementation of environmental remediation matters; (19) risk and uncertainty associated with intangible assets; and (20) other risk factors listed from time to time in the Company's SEC reports. A further discussion of these, along with other potential risk factors, can be found in Part I, Item 1A, “Risk Factors,” of the Company's Annual Report on Form 10-K for the year ended December 31, 2018, together with those described in Item 1A, “Risk Factors,” of the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2019. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements except as may be required by law.